Exhibit 99.1

EBAY INC. REPORTS STRONG THIRD QUARTER REVENUE AND EARNINGS GROWTH

SAN JOSE, Calif., October 20, 2010 — Global ecommerce and online payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the fiscal third quarter ended September 30, 2010, increased 1% to $2.2 billion, or up 10% excluding Skype, compared to the same period of 2009. The company recorded third quarter net income on a GAAP basis of $431.9 million, or $0.33 per diluted share, and non-GAAP net income of $530.6 million, or $0.40 per diluted share, representing a 14% increase excluding Skype, compared to the same period of 2009.

The company’s PayPal business delivered strong third quarter performance, expanding its leadership position in online payments with growth in revenue, total payment volume and active registered accounts. PayPal ended the quarter with 90 million active accounts worldwide adding more than a million new accounts each month during the quarter. And for the fourth consecutive quarter, Merchant Services net total payment volume grew 40% or more year over year. The Marketplaces business continued to make progress in improving the customer experience and drove customer-focused innovation in key areas, including mobile commerce and fashion. Sold items, excluding Gmarket, were up almost 13% year over year and accelerated in the US and UK.

“We delivered strong third quarter results, with great performance at PayPal and stable results at eBay,” said John Donahoe, eBay Inc. President and CEO. “PayPal gained share globally and eBay continued to improve key metrics. Our company is strong and we are managing our global portfolio to balance strengths, challenges and opportunities, invest in growth and deliver consistent performance.”

Third Quarter 2010 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter		Change
	2009	2010
GAAP
Net revenue	$2,238	$2,249	$11	1%
Net income	$350	$432	$82	23%
Earnings per diluted share	$0.27	$0.33	$0.06	22%
Non-GAAP
Net income	$502	$531	$29	6%
Earnings per diluted share	$0.38	$0.40	$0.02	4%
Non-GAAP excluding Skype
Net revenue	$2,053	$2,249	$196	10%
Net income	$459	$531	$72	16%
Earnings per diluted share	$0.35	$0.40	$0.05	14%
Business Units
Payments
Net revenue	$688	$838	$150	22%
Net total payment volume	$17,682	$22,365	$4,683	26%
Merchant Services	$9,901	$13,855	$3,954	40%
On eBay	$7,582	$8,204	$622	8%
Bill Me Later	$199	$306	$107	54%
Marketplaces
Net revenue	$1,365	$1,411	$46	3%
Gross merchandise volume (excl. vehicles)	$12,191	$12,591	$400	3%
US	$4,805	$4,900	$95	2%
International	$7,386	$7,691	$305	4%

Other Selected Financial Results

•

Operating margin — GAAP operating margin for the third quarter increased to 21.8%, compared to 19.8% for the same period last year. Non-GAAP operating margin increased slightly to 28.7% for the quarter, compared to 28.4% for the same period last year, as productivity gains were offset in part by the impact of a stronger dollar and faster growth in the company’s lower margin payments business.

•

Taxes — The GAAP effective tax rate for the third quarter of 2010 was 16%, compared to 20% for the third quarter of 2009. For the third quarter of 2010, the non-GAAP effective tax rate remained unchanged at 21% compared to the third quarter of 2009.

•	Cash flow — The company generated $747.1 million of operating cash flow and $580.1 million of free cash flow during the quarter.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $6.1 billion at September 30, 2010, compared to $5.2 billion at December 31, 2009.

•

Stock repurchase programs — The company repurchased approximately $300 million of its common stock in the third quarter. In addition, the company’s board of directors authorized an additional $2.0 billion stock repurchase program for the purpose of offsetting dilution from the company’s equity compensation programs.

•

Increasing financial flexibility — To capitalize on historically low US interest rates, the company’s board of directors has approved the issuance of up to $1.5 billion in term debt financing under the company’s existing shelf registration statement and the establishment of an up to $1.0 billion commercial paper program. The company may seek to execute these transactions in the near term, subject to market conditions. If these financings are consummated, they would enhance the company’s flexibility to invest in its business and make strategic acquisitions, as well as finance the Bill Me Later portfolio.

Business Outlook

•

Fourth quarter 2010 — eBay expects net revenues in the range of $2.39 to $2.49 billion with GAAP earnings per diluted share in the range of $0.37 to $0.40 and non-GAAP earnings per diluted share in the range of $0.45 to $0.48.

•

Full year 2010 — eBay now expects net revenues in the range of $9.05 to $9.15 billion with GAAP earnings per diluted share in the range of $1.30 to $1.33 and non-GAAP earnings per diluted share in the range of $1.67 to $1.70.

Quarterly Conference Call

eBay will host a conference call to discuss third quarter 2010 results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP net revenue excluding Skype, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share excluding Skype, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype,” “Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2010 and the future growth in the Payments and Marketplaces businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the continuing impact of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2009	September 30, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,999,818	$4,180,907
Short-term investments	943,986	1,181,615
Accounts receivable, net	407,507	409,807
Loans and interest receivable, net	622,846	725,582
Funds receivable and customer accounts	2,157,945	2,492,856
Other current assets	328,106	463,761

Total current assets	8,460,208	9,454,528
Long-term investments	1,381,765	2,101,405
Property and equipment, net	1,314,328	1,466,047
Goodwill	6,143,086	6,121,481
Intangible assets, net	767,812	586,533
Other assets	341,121	218,068

Total assets	$18,408,320	$19,948,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$192,412	$116,114
Funds payable and amounts due to customers	2,157,945	2,492,856
Accrued expenses and other current liabilities	981,784	1,057,281
Deferred revenue and customer advances	99,305	94,108
Income taxes payable	210,522	48,550

Total current liabilities	3,641,968	3,808,909
Deferred and other tax liabilities, net	929,143	1,054,999
Other liabilities	49,561	50,202

Total liabilities	4,620,672	4,914,110

Total stockholders’ equity	13,787,648	15,033,952

Total liabilities and stockholders’ equity	$18,408,320	$19,948,062

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(In thousands, except per share amounts)
Net revenues (2)	$2,237,852	$2,249,488	$6,356,430	$6,660,924
Cost of net revenues (1)	643,908	640,268	1,809,067	1,862,194

Gross profit	1,593,944	1,609,220	4,547,363	4,798,730

Operating expenses:
Sales and marketing (1)	491,461	483,653	1,359,277	1,408,050
Product development (1)	205,207	226,803	605,126	662,259
General and administrative (1)	272,177	261,662	797,966	800,505
Provision for transaction and loan losses	96,682	97,964	270,597	296,025
Amortization of acquired intangible assets	72,803	45,957	200,066	148,104
Restructuring	12,673	3,005	36,937	20,437

Total operating expenses	1,151,003	1,119,044	3,269,969	3,335,380

Income from operations (2)	442,941	490,176	1,277,394	1,463,350
Interest and other income (expense), net	(4,606)	26,825	8,957	47,692

Income before income taxes	438,335	517,001	1,286,351	1,511,042
Provision for income taxes	(88,599)	(85,072)	(252,160)	(269,268)

Net income	$349,736	$431,929	$1,034,191	$1,241,774

Net income per share:
Basic	$0.27	$0.33	$0.80	$0.95

Diluted	$0.27	$0.33	$0.80	$0.94

Weighted average shares:
Basic	1,293,511	1,308,888	1,288,150	1,303,217

Diluted	1,311,274	1,328,415	1,299,279	1,324,509

(1)Includes stock-based compensation as follows:

Cost of net revenues	$11,134	$11,833	$37,614	$36,116
Sales and marketing	28,265	26,350	91,154	80,030
Product development	22,795	24,389	78,546	75,544
General and administrative	30,296	31,208	95,455	96,142

	$92,490	$93,780	$302,769	$287,832

(2)	For the three-month period ended September 30, 2010, foreign currency movements relative to the US dollar, including the impact of any effective hedging activities, negatively impacted net revenues by approximately $42.9 million and negatively impacted operating income by approximately $35.3 million compared to the same period of the prior year. For the nine-month period ended September 30, 2010, foreign currency movements relative to the US dollar, including the impact of any effective hedging activities, positively impacted net revenues by approximately $37.6 million and positively impacted operating income by approximately $2.5 million compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(In thousands)
Cash flows from operating activities:
Net income	$349,736	$431,929	$1,034,191	$1,241,774
Adjustments:
Provision for transaction and loan losses	96,682	97,964	270,597	296,025
Depreciation and amortization	215,068	194,338	610,162	570,177
Stock-based compensation	92,490	93,780	302,769	287,832
Changes in assets and liabilities	(15,735)	(70,897)	(80,233)	(504,053)

Net cash provided by operating activities	738,241	747,114	2,137,486	1,891,755

Cash flows from investing activities:
Purchases of property and equipment, net	(174,768)	(166,988)	(394,156)	(526,445)
Changes in principal loans receivable, net	(24,218)	(90,134)	7,517	(138,244)
Purchases of investments	(415,914)	(728,441)	(468,371)	(2,022,642)
Maturities and sales of investments	21,027	430,617	26,971	1,183,523
Acquisitions, net of cash acquired	—	—	(1,209,433)	(7,000)
Repayment of Skype note receivable	—	—	—	125,000
Other	(9,526)	(151)	5,889	(4,924)

Net cash used in investing activities	(603,399)	(555,097)	(2,031,583)	(1,390,732)

Cash flows from financing activities:
Proceeds from issuance of common stock	16,061	19,213	51,796	118,852
Purchases of common stock, net	—	(297,662)	—	(297,662)
Excess tax benefits from stock-based compensation	569	2,192	585	26,649
Tax withholdings related to net share settlements of restricted stock awards and units	(6,949)	(33,192)	(26,361)	(106,925)
Net borrowings under credit agreement	(200,000)	—	(800,000)	—
Funds receivable and customer accounts	(87,422)	(235,871)	(397,057)	(334,911)
Funds payable and amounts due to customers	87,422	235,871	397,057	334,911
Other	(8,063)	—	(8,063)	—

Net cash (used in) provided by financing activities	(198,382)	(309,449)	(782,043)	(259,086)

Effect of exchange rate changes on cash and cash equivalents	47,782	260,897	45,071	(60,848)

Net (decrease) increase in cash and cash equivalents	(15,758)	143,465	(631,069)	181,089
Cash and cash equivalents at beginning of period	2,573,617	4,037,442	3,188,928	3,999,818

Cash and cash equivalents at end of period	$2,557,859	$4,180,907	$2,557,859	$4,180,907

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,151,361	$1,219,739	$1,172,939	$1,182,513	$1,185,562
Current quarter vs prior quarter	9%	6%	(4%)	1%	0%
Current quarter vs prior year quarter	(1%)	17%	13%	12%	3%
Percent of Marketplaces revenue from international	54%	58%	58%	56%	54%

Payments	649,159	757,040	766,572	770,755	797,826
Current quarter vs prior quarter	3%	17%	1%	1%	4%
Current quarter vs prior year quarter	13%	25%	27%	22%	23%
Percent of Payments revenue from international	46%	48%	47%	48%	49%

Communications (1)	172,957	103,240	N/A	N/A	N/A
Current quarter vs prior quarter	11%	(40%)
Current quarter vs prior year quarter	26%	(26%)
Percent of Communications revenue from international	83%	83%

Total net transaction revenues	1,973,477	2,080,019	1,939,511	1,953,268	1,983,388
Current quarter vs prior quarter	7%	5%	(7%)	1%	2%
Current quarter vs prior year quarter	5%	16%	9%	6%	1%

Marketing services and other revenues

Marketplaces	213,222	243,543	213,856	215,821	225,761
Current quarter vs prior quarter	6%	14%	(12%)	1%	5%
Current quarter vs prior year quarter	0%	10%	12%	7%	6%
Percent of Marketplaces revenue from international	69%	67%	71%	70%	69%

Payments	38,904	38,584	42,690	46,290	40,339
Current quarter vs prior quarter	(1%)	(1%)	11%	8%	(13%)
Current quarter vs prior year quarter	86%	104%	12%	18%	4%
Percent of Payments revenue from international	6%	6%	7%	6%	10%

Communications (1)	12,249	8,786	N/A	N/A	N/A
Current quarter vs prior quarter	(15%)	(28%)
Current quarter vs prior year quarter	95%	34%
Percent of Communications revenue from international	65%	65%

Total marketing services and other revenues	264,375	290,913	256,546	262,111	266,100
Current quarter vs prior quarter	4%	10%	(12%)	2%	2%
Current quarter vs prior year quarter	10%	18%	7%	3%	1%

Total net revenues	$2,237,852	$2,370,932	$2,196,057	$2,215,379	$2,249,488

Current quarter vs prior quarter	7%	6%	(7%)	1%	2%
Current quarter vs prior year quarter	6%	16%	9%	6%	1%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In thousands, except percentages)
Marketplaces	$1,364,583	$1,463,282	$1,386,795	$1,398,334	$1,411,323
Current quarter vs prior quarter	8%	7%	(5%)	1%	1%
Current quarter vs prior year quarter	(1%)	15%	13%	11%	3%
Percent of Marketplaces revenue from international	56%	60%	60%	58%	57%

Payments	688,063	795,624	809,262	817,045	838,165
Current quarter vs prior quarter	3%	16%	2%	1%	3%
Current quarter vs prior year quarter	15%	28%	26%	22%	22%
Percent of Payments revenue from international	44%	46%	45%	46%	47%

Communications (1)	185,206	112,026	N/A	N/A	N/A
Current quarter vs prior quarter	9%	(40%)
Current quarter vs prior year quarter	29%	(23%)
Percent of Communications revenue from international	81%	81%

Total net revenues	$2,237,852	$2,370,932	$2,196,057	$2,215,379	$2,249,488

Current quarter vs prior quarter	7%	6%	(7%)	1%	2%
Current quarter vs prior year quarter	6%	16%	9%	6%	1%

Net Revenues by Geography (2)

	Three Months Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In thousands, except percentages)
US net revenues	$1,013,477	$1,043,310	$1,004,211	$1,032,104	$1,058,258
Current quarter vs prior quarter	6%	3%	(4%)	3%	3%
Current quarter vs prior year quarter	1%	11%	4%	8%	4%
Percent of total	45%	44%	46%	47%	47%

International net revenues	1,224,375	1,327,622	1,191,846	1,183,275	1,191,230
Current quarter vs prior quarter	8%	8%	(10%)	(1%)	1%
Current quarter vs prior year quarter	10%	21%	13%	4%	(3%)
Percent of total	55%	56%	54%	53%	53%

Total net revenues	$2,237,852	$2,370,932	$2,196,057	$2,215,379	$2,249,488

Current quarter vs prior quarter	7%	6%	(7%)	1%	2%
Current quarter vs prior year quarter	6%	16%	9%	6%	1%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.
(2)	Revenues are attributed to US and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, other service provider or, until the sale of Skype on November 19, 2009, the Skype user’s Internet protocol address, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	Three Months Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In millions, except percentages)
Active registered accounts (1)	78.0	81.0	84.3	87.2	90.5
Current quarter vs prior quarter	3%	4%	4%	3%	4%
Current quarter vs prior year quarter	19%	15%	15%	16%	16%

Net number of payments (2)	273.2	329.0	336.0	335.0	357.0
Current quarter vs prior quarter	5%	20%	2%	0%	7%
Current quarter vs prior year quarter	27%	30%	32%	29%	31%

Net total payment volume (3)	$17,682	$21,361	$21,342	$21,382	$22,365
Current quarter vs prior quarter	6%	21%	0%	0%	5%
Current quarter vs prior year quarter	19%	34%	35%	28%	26%
Merchant Services net total payment volume as % of net total payment volume	56%	57%	59%	61%	62%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	1%	1%

Transaction rates (4)
Transaction revenue rate	3.67%	3.54%	3.59%	3.60%	3.57%
Transaction processing expense rate	1.16%	1.14%	1.13%	1.17%	1.18%
Transaction loss rate	0.25%	0.20%	0.18%	0.17%	0.17%

Loan portfolio rates
Risk adjusted margin (5)	8.98%	10.26%	11.53%	12.82%	11.55%
Net charge-off rate (6)	11.53%	11.14%	9.49%	8.56%	7.28%
90-day delinquency rate (7)	4.97%	4.20%	3.84%	3.31%	3.10%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including PayPal’s payments gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In millions, except percentages)
Active Users (1)	89.2	90.1	89.5	91.8	93.2
Current quarter vs prior quarter	1%	1%	(1%)	3%	2%
Current quarter vs prior year quarter	2%	3%	1%	4%	4%

Gross Merchandise Volume (excluding vehicles) (2)	$12,191	$14,235	$13,371	$12,531	$12,591
Current quarter vs prior quarter	10%	17%	(6%)	(6%)	0%
Current quarter vs prior year quarter	7%	24%	24%	13%	3%

Vehicles Gross Merchandise Volume (3)	$2,388	$2,095	$2,021	$2,189	$2,157
Current quarter vs prior quarter	4%	(12%)	(4%)	8%	(1%)
Current quarter vs prior year quarter	(18%)	(4%)	(3%)	(5%)	(10%)

Fixed Price Trading (4) as % of total gross merchandise volume	56%	56%	57%	59%	60%

eBay’s classifieds websites, Rent.com and Shopping.com are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and Internet Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total gross merchandise volume related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Three Months Ending December 31, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,389 - $2,489	$2,389 - $2,489
Diluted EPS	$0.37 - $0.40	$0.45 - $0.48

Twelve Months Ending December 31, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$9,050 - $9,150	$9,050 - $9,150
Diluted EPS	$1.30 - $1.33	$1.67 - $1.70

(a)	Estimated non-GAAP amounts above for the three months ending December 31, 2010, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $55-$65 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $90-$110 million and estimated restructuring charges of approximately $2 million.
(b)	Estimated non-GAAP amounts above for the 12 months ending December 31, 2010, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $230-$245 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $410-$440 million and estimated restructuring charges of approximately $20-$25 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP net revenue excluding Skype, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share excluding Skype, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 11, 13 and 14 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype’s stock-based compensation expense.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype’s amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the disposal of a business and excludes this settlement payment. In addition, eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items because management does not believe they have any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

The presentation of non-GAAP net income excluding Skype and non-GAAP earnings per diluted share excluding Skype also excludes, in addition to the amounts described above, Skype’s 2009 results of operations, which were consolidated in the company’s 2009 results through the date of sale (November 19, 2009). The presentation of non-GAAP net revenue excluding Skype excludes Skype’s 2009 net revenue, which was consolidated in the company’s 2009 net revenue through the date of sale.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	September 30, 2009	September 30, 2010
	(In thousands, except percentages)
GAAP operating income	$442,941	$490,176
Stock-based compensation expense	92,490	93,780
Employer payroll taxes on stock-based compensation	888	2,475
Amortization of acquired intangible assets within cost of net revenues	13,673	9,604
Amortization of acquired intangible assets within operating expenses	72,803	45,957
Restructuring	12,673	3,005

Non-GAAP operating income	$635,468	$644,997

Non-GAAP operating margin	28.4%	28.7%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype

	Three Months Ended
	September 30, 2009	September 30, 2010
	(In thousands, except per share amounts)
GAAP net income	$349,736	$431,929
Stock-based compensation expense	92,490	93,780
Employer payroll taxes on stock-based compensation	888	2,475
Amortization of acquired intangible assets within cost of net revenues	13,673	9,604
Amortization of acquired intangible assets within operating expenses	72,803	45,957
Restructuring	12,673	3,005
Amortization of intangibles and stock-based compensation for Skype	—	9,469
Contingencies associated with the sale of Skype that were settled during the quarter	—	(10,000)
Income taxes associated with certain non-GAAP entries	(40,728)	(55,631)

Non-GAAP net income	$501,535	$530,588

Non-GAAP net income attributable to Skype	(42,982)	—

Non-GAAP net income excluding Skype	$458,553	$530,588

Diluted net income per share:

GAAP	$0.27	$0.33

Non-GAAP	$0.38	$0.40

Non-GAAP excluding Skype	$0.35	$0.40

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,311,274	1,328,415

Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype

	Three Months Ended
	September 30, 2009	September 30, 2010
	(In thousands)
GAAP Net revenue	$2,237,852	$2,249,488
Less: Net revenue attributable to Skype	185,206	—

Non-GAAP Net revenue excluding Skype	$2,052,646	$2,249,488

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	September 30, 2009	September 30, 2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$88,599	$85,072
Income taxes associated with certain non-GAAP entries	40,728	55,631

Non-GAAP provision for income taxes (b)	$129,327	$140,703

GAAP income before income taxes (c)	$438,335	$517,001
Stock-based compensation expense	92,490	93,780
Employer payroll taxes on stock-based compensation	888	2,475
Amortization of acquired intangible assets within cost of net revenues	13,673	9,604
Amortization of acquired intangible assets within operating expenses	72,803	45,957
Restructuring	12,673	3,005
Contingencies associated with the sale of Skype that were settled during the quarter	—	(10,000)
Amortization of intangibles and stock-based compensation for Skype	—	9,469

Non-GAAP income before income taxes (d)	$630,862	$671,291

GAAP effective tax rate (a/c)	20%	16%

Non-GAAP effective tax rate (b/d)	21%	21%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	September 30, 2009	September 30, 2010
	(In thousands)
Net cash provided by operating activities	$738,241	$747,114
Less: Purchases of property and equipment, net	(174,768)	(166,988)

Free cash flow	$563,473	$580,126